Exhibit 99.1

Wessex House, 5th Floor
45 Reid Street
Hamilton HM 12 Bermuda 441-278-9250 441-278-9255 fax
PRESS RELEASE
NASDAQ Symbol ACGL	CONTACT:
For Immediate Release	Mark D. Lyons
Executive Vice President and
Chief Financial Officer

ARCH CAPITAL GROUP LTD. REPORTS 2013 THIRD QUARTER RESULTS

HAMILTON, BERMUDA, October 28, 2013 -- Arch Capital Group Ltd. (NASDAQ: ACGL) reports that net income available to common shareholders for the 2013 third quarter was $109.3 million, or $0.80 per share, compared to $184.2 million, or $1.33 per share, for the 2012 third quarter. The Company also reported after-tax operating income available to common shareholders of $149.2 million, or $1.10 per share, for the 2013 third quarter, compared to after-tax operating income available to common shareholders of $120.2 million, or $0.87 per share, for the 2012 third quarter. The Company's after-tax operating income available to common shareholders represented an annualized return on average common equity of 11.9% for the 2013 third quarter, compared to 9.9% for the 2012 third quarter, while the Company's net income available to common shareholders represented an annualized return on average common equity of 8.7% for the 2013 third quarter, compared to 15.2% for the 2012 third quarter. The Company's book value per common share was $38.34 at September 30, 2013, a 4.2% increase from $36.80 per share at June 30, 2013 and a 4.2% increase from $36.79 per share at September 30, 2012.

After-tax operating income or loss available to common shareholders, a non-GAAP measure, is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. See 'Comments on Regulation G' for a further discussion of after-tax operating income or loss available to common shareholders. All earnings per share amounts discussed in this release are on a diluted basis.

The following table summarizes the Company's underwriting results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2013	2012	2013	2012

Gross premiums written	$1,036,987	$936,764	$3,241,424	$3,055,233
Net premiums written	839,135	755,249	2,602,446	2,439,093
Net premiums earned	795,000	748,691	2,306,586	2,155,659
Underwriting income	110,992	73,452	323,419	234,368

Combined ratio (1)	86.0%	90.2%	86.0%	89.2%

(1)
The combined ratio represents a measure of underwriting profitability, excluding investment income, and is the sum of the loss ratio and expense ratio. A combined ratio under 100% represents an underwriting profit and a combined ratio over 100% represents an underwriting loss.

For the 2013 third quarter, the combined ratio of the Company's insurance and reinsurance subsidiaries consisted of a loss ratio of 53.7% and an underwriting expense ratio of 32.3%, compared to a loss ratio of 59.3% and an underwriting expense ratio of 30.9% for the 2012 third quarter. For a discussion of underwriting activities and a review of the Company's results by operating segment, see “Segment Information” in the Supplemental Financial Information section of this release.

The following table summarizes, on an after-tax basis, the Company's consolidated financial data, including a reconciliation of after-tax operating income available to common shareholders to net income available to common shareholders and related diluted per share results:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

After-tax operating income available to common shareholders	$149,205	$120,247	$442,974	$375,307
Net realized gains (losses), net of tax	(3,442)	58,904	65,260	133,052
Net impairment losses recognized in earnings, net of tax	(728)	(2,379)	(3,698)	(5,353)
Equity in net income of investment funds accounted for using the equity method, net of tax	5,665	24,330	30,429	56,943
Net foreign exchange losses, net of tax	(41,359)	(16,930)	(3,177)	(5,363)
Loss on repurchase of preferred shares, net of tax	—	—	—	(10,612)
Net income available to common shareholders	$109,341	$184,172	$531,788	$543,974

Diluted per common share results:
After-tax operating income available to common shareholders	$1.10	$0.87	$3.27	$2.72
Net realized gains (losses), net of tax	(0.03)	0.42	0.48	0.96
Net impairment losses recognized in earnings, net of tax	(0.01)	(0.02)	(0.03)	(0.04)
Equity in net income of investment funds accounted for using the equity method, net of tax	0.04	0.18	0.22	0.41
Net foreign exchange losses, net of tax	(0.30)	(0.12)	(0.02)	(0.04)
Loss on repurchase of preferred shares, net of tax	—	—	—	(0.08)
Net income available to common shareholders	$0.80	$1.33	$3.92	$3.93

Weighted average common shares and common share equivalents outstanding - diluted	136,034,413	138,696,934	135,680,829	138,235,995

The Company's investment portfolio continues to be comprised primarily of high quality fixed income securities with an average credit quality of “AA-/Aa2.” The average effective duration of the Company's investment portfolio was 2.83 years at September 30, 2013, compared to 3.06 years at December 31, 2012. Including the effects of foreign exchange, total return on the Company's investment portfolio was 1.43% for the 2013 third quarter, compared to 2.45% for the 2012 third quarter. Excluding the effects of foreign exchange, total return was 0.84% for the 2013 third quarter, compared to 2.17% for the 2012 third quarter.

Net investment income for the 2013 third quarter was $66.1 million, or $0.49 per share, compared to $68.4 million, or $0.50 per share, for the 2013 second quarter, and $73.2 million, or $0.53 per share, for the 2012 third quarter. The annualized pre-tax investment income yield was 2.08% for the 2013 third quarter, compared to 2.20% for the 2013 second quarter and 2.45% for the 2012 third quarter. Such yields reflect the effects of low prevailing interest rates available in the market and the Company's investment strategy, which puts a priority on total return. Consolidated cash flow provided by operating activities was $238.7 million for the 2013 third quarter, compared to $334.7 million for the 2012 third quarter, with the decrease primarily driven by a higher level of paid losses including an increase in amounts paid related to prior year catastrophe events, partially offset by a higher level of premiums collected.

The Company's effective tax rate on income before income taxes was an expense of 6.1% for the 2013 third quarter and an expense of 3.1% for the nine months ended September 30, 2013, compared to an expense of 2.8% for the 2012 third quarter and an expense of 1.4% for the 2012 period. The Company's effective tax rate on pre-tax operating income was an expense of 5.6% for the 2013 third quarter and an expense of 3.6% for the nine months ended September 30, 2013, compared to an expense of 3.1% for the 2012 third quarter and an expense of 0.6% for the 2012 period. The Company's effective tax rates may fluctuate from period to period based on the relative mix of income reported by jurisdiction primarily due to the varying tax rates in each jurisdiction. The Company's quarterly tax provision is adjusted to reflect changes in its effective tax rate, if any. The Company's estimated effective tax rate on pre-tax operating income was an expense of 2.5% for the six months ended June 30, 2013. The impact of applying the updated annual effective tax rate on pre-tax operating income for the nine months ended September 30, 2013 reduced the Company's after-tax results for the 2013 third quarter by $3.8 million, or $0.03 per share. In addition, the Company's Bermuda-based reinsurer incurs federal excise taxes for premiums assumed on U.S. risks. The Company incurred $6.8 million of federal excise taxes for the nine months ended September 30, 2013, compared to $6.2 million for the 2012 period. Such amounts are reflected as acquisition expenses in the Company's consolidated statements of income.

On a pre-tax basis, net foreign exchange losses for the 2013 third quarter were $40.6 million (net unrealized losses of $39.4 million and net realized losses of $1.1 million), compared to net foreign exchange losses for the 2012 third quarter of $17.0 million (net unrealized losses of $17.1 million and net realized gains of $0.2 million). Net unrealized foreign exchange gains or losses result from the effects of revaluing the Company's net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders' equity and are not included in the consolidated statements of income. The Company has not matched a portion of its projected liabilities in foreign currencies with investments in the same currencies and may not match such amounts in future periods, which could increase the Company's exposure to foreign currency fluctuations and increase the volatility of the Company's shareholders' equity.

At September 30, 2013, the Company's capital of $5.84 billion consisted of $300.0 million of senior notes, representing 5.1% of the total, $100.0 million of revolving credit agreement borrowings due in August 2014, representing 1.7% of the total, $325.0 million of preferred shares, representing 5.6% of the total, and common shareholders' equity of $5.12 billion, representing the balance. At December 31, 2012, the Company's capital of $5.57 billion consisted of $300.0 million of senior notes, representing 5.4% of the total, $100.0 million of revolving credit agreement borrowings, representing 1.8% of the total, $325.0 million of preferred shares, representing 5.8% of the total, and common shareholders' equity of $4.84 billion, representing the balance.

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on Tuesday, October 29, 2013. A live webcast of this call will be available via the Investor Relations - Events & Presentations section of the Company's website at http://www.archcapgroup.bm. A telephone replay of the conference call also will be available beginning on October 29, 2013 at 3:00 p.m. Eastern Time until November 5, 2013 at midnight Eastern Time. To access the replay, domestic callers should dial 888-286-8010 (passcode 55242181), and international callers should dial 617-801-6888 (passcode 55242181).

Please refer to the Company's Financial Supplement dated September 30, 2013, which is posted on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company's website regularly, including the Investor Relations - Events & Presentations section of the Company's website at
http://www.archcapgroup.bm/Presentations.aspx for additional information regarding the Company.

Arch Capital Group Ltd., a Bermuda-based company with approximately $5.84 billion in capital at September 30, 2013, provides insurance and reinsurance on a worldwide basis through its wholly owned subsidiaries.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.

Forward-looking statements involve the Company's current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company's periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:

•	the Company's ability to successfully implement its business strategy during “soft” as well as “hard” markets;

•	acceptance of the Company's business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;

•
the Company's ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies' existing or new policies and practices, as well as other factors described herein;

•
general economic and market conditions (including inflation, interest rates, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession) and conditions specific to the reinsurance and insurance markets (including the length and magnitude of the current “soft” market) in which the Company operates;

•	competition, including increased competition, on the basis of pricing, capacity, coverage terms or other factors;

•	developments in the world's financial and capital markets and the Company's access to such markets;

•	the Company's ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;

•	the loss of key personnel;

•	the integration of businesses the Company has acquired or may acquire into its existing operations;

•
accuracy of those estimates and judgments utilized in the preparation of the Company's financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting, which for a relatively new insurance and reinsurance company, like the Company, are even more difficult to make than those made in a mature company since relatively limited historical information has been reported to the Company through September 30, 2013;

•
greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;

•	severity and/or frequency of losses;

•	claims for natural or man-made catastrophic events in the Company's insurance or reinsurance business could cause large losses and substantial volatility in its results of operations;

•	acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;

•	availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;

•	the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•	the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;

•	the Company's investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company's investments;

•
the impact of the continued weakness of the U.S., European countries and other key economies, projected budget deficits for the U.S., European countries and other governments and the consequences associated with possible additional downgrades of securities of the U.S., European countries and other governments by credit rating agencies, and the resulting effect on the value of securities in the Company's investment portfolio as well as the uncertainty in the market generally;

•
losses relating to aviation business and business produced by a certain managing underwriting agency for which the Company may be liable to the purchaser of its prior reinsurance business or to others in connection with the May 5, 2000 asset sale described in the Company's periodic reports filed with the SEC;

•	changes in accounting principles or policies or in the Company's application of such accounting principles or policies;

•	changes in the political environment of certain countries in which the Company operates, underwrites business or invests;

•
statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers; and

•
the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company's Annual Report on Form 10-K, as well as the other factors set forth in the Company's other documents on file with the SEC, and management's response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Comment on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company's financial information in evaluating the performance of the Company. This presentation includes the use of after-tax operating income or loss available to common shareholders, which is defined as net income available to common shareholders, excluding net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares, net of income taxes. The presentation of after-tax operating income or loss available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of such measure to net income available to common shareholders (the most directly comparable GAAP financial measure) in accordance with Regulation G is included on page 2 of this release.

The Company believes that net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company's business performance. Although net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company's operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of net impairment losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company's financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, net impairment losses recognized in earnings on the Company's investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company's investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company's proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. The loss on repurchase of preferred shares related to the redemption of the Series A and B preferred shares in April 2012 and had no impact on total shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, net impairment losses recognized in earnings, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and loss on repurchase of preferred shares from the calculation of after-tax operating income or loss available to common shareholders.

The Company believes that showing net income available to common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company's business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to common shareholders, the Company believes that this presentation enables investors and other users of the Company's financial information to analyze the Company's performance in a manner similar to how the Company's management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company's financial information to compare the Company's performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL INFORMATION

Book Value Per Common Share

(U.S. dollars in thousands, except share data)	September 30, 2013	December 31, 2012

Calculation of book value per common share:
Total shareholders' equity	$5,443,285	$5,168,878
Less preferred shareholders' equity	325,000	325,000
Common shareholders' equity	5,118,285	4,843,878
Common shares outstanding, net of treasury shares (1)	133,480,323	133,842,613
Book value per common share	$38.34	$36.19

(1)	Excludes the effects of 8,493,395 and 8,221,444 stock options and 459,009 and 480,406 restricted stock units outstanding at September 30, 2013 and December 31, 2012, respectively.

Investment Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands, except share data)	2013	2012	2013	2012

Components of net investment income:
Fixed maturities	$62,447	$68,202	$186,457	$211,942
Term loan investments (1)	5,296	4,876	15,539	10,732
Equity securities	2,241	2,009	6,828	6,098
Short-term investments	417	485	1,173	1,617
Other	3,753	3,795	14,786	9,968
Gross investment income	74,154	79,367	224,783	240,357
Investment expenses	(8,071)	(6,146)	(24,659)	(19,231)
Net investment income	$66,083	$73,221	$200,124	$221,126

Per share	$0.49	$0.53	$1.47	$1.60

Investment income yield, at amortized cost (2):
Pre-tax	2.08%	2.45%	2.16%	2.51%
After-tax	1.92%	2.33%	2.02%	2.38%

Total return (3):
Including effects of foreign exchange	1.43%	2.45%	0.31%	5.04%
Excluding effects of foreign exchange	0.84%	2.17%	0.27%	4.89%

Cash flow from operations	$238,694	$334,683	$627,048	$731,951

(1)	Included in “investments accounted for using the fair value option” on the Company's balance sheet.

(2)
Investment income yield is presented on an annualized basis and excludes the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.

(3)
Includes net investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses and the change in unrealized gains or losses generated by the Company's investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses.

Investment Information (continued)

(U.S. dollars in thousands)	September 30, 2013	December 31, 2012

Investable assets (1):
Fixed maturities available for sale, at fair value	$9,688,345	$9,839,988
Fixed maturities, at fair value (2)	367,152	363,541
Fixed maturities pledged under securities lending agreements, at fair value	47,515	42,600
Total fixed maturities	10,103,012	10,246,129
Short-term investments available for sale, at fair value	993,375	722,121
Short-term investments pledged under securities lending agreements, at fair value	846	8,248
Cash	436,141	371,041
Equity securities available for sale, at fair value	452,195	312,749
Equity securities, at fair value (2)	—	25,954
Other investments available for sale, at fair value	528,938	549,280
Other investments, at fair value (2)	772,573	527,971
Investments accounted for using the equity method (3)	226,644	307,105
Securities sold but not yet purchased (4)	—	(6,924)
Securities transactions entered into but not settled at the balance sheet date	(231,164)	(18,540)
Total investable assets	$13,282,560	$13,045,134

Investment portfolio statistics (1):
Average effective duration (in years)	2.83	3.06
Average credit quality (Standard & Poor's/Moody's Investors Service)	AA-/Aa2	AA-/Aa2
Embedded book yield (before investment expenses)	2.41%	2.60%

(1)	This table excludes the collateral received and reinvested and includes the fixed maturities and short-term investments pledged under securities lending agreements, at fair value.

(2)
Represents investments which are carried at fair value under the fair value option and reflected as “investments accounted for using the fair value option” on the Company's balance sheet. Changes in the carrying value of such investments are recorded in net realized gains or losses.

(3)
Changes in the carrying value of investment funds accounted for using the equity method are recorded as “equity in net income (loss) of investment funds accounted for using the equity method” rather than as an unrealized gain or loss component of accumulated other comprehensive income.

(4)	Represents the Company's obligation to deliver securities that it did not own at the time of sale. Such amounts are included in “other liabilities” on the Company's balance sheet.

Selected Information on Losses and Loss Adjustment Expenses

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(U.S. dollars in thousands)	2013	2012	2013	2012

Components of losses and loss adjustment expenses incurred
Paid losses and loss adjustment expenses	$418,187	$371,525	$1,269,406	$1,058,755
Change in unpaid losses and loss adjustment expenses	8,858	72,346	(24,305)	180,016
Total losses and loss adjustment expenses	$427,045	$443,871	$1,245,101	$1,238,771

Estimated net (favorable) adverse development in prior year loss reserves, net of related adjustments
Net impact on underwriting results:
Insurance	$(13,515)	$(13,441)	$(32,818)	$(26,424)
Reinsurance	(51,393)	(39,712)	(154,834)	(137,340)
Total	$(64,908)	$(53,153)	$(187,652)	$(163,764)
Impact on losses and loss adjustment expenses:
Insurance	$(17,508)	$(10,283)	$(38,499)	$(27,959)
Reinsurance	(51,394)	(40,224)	(154,304)	(139,643)
Total	$(68,902)	$(50,507)	$(192,803)	(167,602)
Impact on acquisition expenses:
Insurance	$3,993	$(3,158)	$5,681	$1,535
Reinsurance	1	512	(530)	2,303
Total	$3,994	$(2,646)	$5,151	$3,838
Impact on combined ratio:
Insurance	(2.8)%	(2.9)%	(2.4)%	(2.0)%
Reinsurance	(16.3)%	(13.6)%	(16.8)%	(16.9)%
Total	(8.2)%	(7.1)%	(8.1)%	(7.6)%
Impact on loss ratio:
Insurance	(3.7)%	(2.3)%	(2.8)%	(2.1)%
Reinsurance	(16.3)%	(13.8)%	(16.7)%	(17.2)%
Total	(8.7)%	(6.7)%	(8.4)%	(7.8)%
Impact on acquisition expense ratio:
Insurance	0.9%	(0.6)%	0.4%	0.1%
Reinsurance	—%	0.2%	(0.1)%	0.3%
Total	0.5%	(0.4)%	0.3%	0.2%

Estimated net losses incurred from current accident year catastrophic events (1)
Insurance	$12,679	$14,338	$19,360	$19,122
Reinsurance	6,816	13,361	47,605	38,782
Total	$19,495	$27,699	$66,965	$57,904
Impact on combined ratio:
Insurance	2.6%	3.1%	1.4%	1.4%
Reinsurance	2.2%	4.6%	5.2%	4.8%
Total	2.5%	3.7%	2.9%	2.7%

(1)
Equals estimated losses from catastrophic events occurring in the current accident year, net of reinsurance and reinstatement premiums. Amounts shown for the insurance segment are for named catastrophic events only. Amounts shown for the reinsurance segment include (i) named events with over $5 million of losses incurred by its Bermuda and Europe operations and (ii) all catastrophe losses incurred by its U.S. operations.

Segment Information

The following section provides analysis on the Company's 2013 third quarter performance by operating segment. For additional details regarding the Company's operating segments, please refer to the Company's Financial Supplement dated
September 30, 2013 on the Company's website at http://www.archcapgroup.bm/FinancialInformation.aspx.

Insurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$682,839	$658,599	3.7
Net premiums written	501,971	483,356	3.9
Net premiums earned	479,129	456,341	5.0
Underwriting income	15,220	789	NM

Underwriting Ratios			% Point Change
Loss ratio	63.8%	67.3%	(3.5)
Acquisition expense ratio	17.2%	16.0%	1.2
Other operating expense ratio	15.8%	16.5%	(0.7)
Combined ratio	96.8%	99.8%	(3.0)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	2.6%	3.1%	(0.5)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(2.8)%	(2.9)%	0.1
Combined ratio excluding such items	97.0%	99.6%	(2.6)

Gross premiums written by the insurance segment in the 2013 third quarter were 3.7% higher than in the 2012 third quarter, while net premiums written were 3.9% higher than in the 2012 third quarter. The higher level of net premiums written primarily resulted from increases in programs, contract binding (launched in early 2013), excess workers' compensation, construction and accident and health lines, partially offset by a reduction in property lines, professional liability, executive assurance and travel premiums. The increase in program business resulted from a mix of new business, underlying exposure growth within existing programs and rate increases. Growth in excess workers' compensation and accident and health primarily resulted from new business while the higher level of construction business resulted from expanded product lines, new business and rate increases. The decrease in property lines reflected reductions in offshore and onshore energy, property and marine business in response to current market conditions while the lower level of professional liability and executive assurance business resulted from a continued strategic reduction in exposure to international business. The decline in travel premiums was due in part to a change in distribution strategy at the end of 2012. Net premiums earned by the insurance segment in the 2013 third quarter were 5.0% higher than in the 2012 third quarter, and reflect changes in net premiums written over the previous five quarters.

The 2013 third quarter loss ratio reflected 2.6 points of current year catastrophic event activity, compared to 3.1 points in the 2012 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 3.7 points in the 2013 third quarter, compared to 2.3 points in the 2012 third quarter. The estimated net favorable development in the 2013 third quarter primarily resulted from better than expected claims emergence in short-tail business from more recent accident years. The 2013 third quarter loss ratio also reflected continued margin expansion and changes in the mix of business.

The underwriting expense ratio was 33.0% in the 2013 third quarter, compared to 32.5% in the 2012 third quarter. The acquisition expense ratio was 17.2% in the 2013 third quarter, compared to 16.0% in the 2012 third quarter. The comparison of the 2013 third quarter and 2012 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. In addition, the acquisition expense ratio was impacted by changes in development of prior year ceded loss reserves which increased the 2013 third quarter commission expense ratio by 0.9 points, compared to a 0.6 point reduction in the 2012 third quarter. The operating expense ratio was 15.8% in the 2013 third quarter, compared to 16.5% in the 2012 third quarter. The 2013 third quarter operating expense ratio benefited from the higher level of net premiums earned as aggregate expenses were in line with the 2012 third quarter.

Reinsurance Segment

	Three Months Ended
	September 30,
(U.S. dollars in thousands)	2013	2012	% Change

Gross premiums written	$355,091	$279,751	26.9
Net premiums written	337,164	271,893	24.0
Net premiums earned	315,871	292,350	8.0
Underwriting income	95,772	72,663	31.8

Underwriting Ratios			% Point Change
Loss ratio	38.3%	46.8%	(8.5)
Acquisition expense ratio	20.4%	18.6%	1.8
Other operating expense ratio	10.9%	9.9%	1.0
Combined ratio	69.6%	75.3%	(5.7)

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of
reinsurance and reinstatement premiums	2.2%	4.6%	(2.4)
Net (favorable) adverse development in prior year loss
reserves, net of related adjustments	(16.3)%	(13.6)%	(2.7)
Combined ratio excluding such items	83.7%	84.3%	(0.6)

Gross premiums written by the reinsurance segment in the 2013 third quarter were 26.9% higher than in the 2012 third quarter, while net premiums written were 24.0% higher than in the 2012 third quarter. The increase in net premiums written reflected increases in other specialty, and new business written in casualty multi-line and property facultative lines, partially offset by reductions in property catastrophe. Growth in other specialty premiums primarily resulted from the impact of a multi-line quota share reinsurance agreement entered into during the 2013 third quarter, covering certain brokerage commercial automobile liability, commercial multi-peril property, commercial multi-peril liability and other liability business. Such agreement resulted in $55.2 million of premiums written, including a $39.7 million unearned premium transfer from policies in-force at June 30, 2013, and is not expected to recur in 2014. In addition, other specialty premiums reflected growth in trade credit and crop hail business, partially offset by a continued reduction in U.K. motor business. The reduction in property catastrophe business reflected market conditions, selected non-renewals and a higher usage of retrocessional coverage.

Net premiums earned in the 2013 third quarter were 8.0% higher than in the 2012 third quarter, and primarily reflect changes in net premiums written over the previous five quarters, including the mix and type of business written. Net premiums earned included $15.2 million related to the other specialty reinsurance transaction noted above and $5.1 million related to the credit and surety business acquired in April 2012 with remaining acquired unearned premiums of $11.3 million.

The 2013 third quarter loss ratio reflected 2.2 points of current year catastrophic activity, compared to 4.6 points of catastrophic activity in the 2012 third quarter. Estimated net favorable development in prior year loss reserves, before related adjustments, reduced the loss ratio by 16.3 points in the 2013 third quarter, compared to 13.8 points in the 2012 third quarter. The estimated net favorable development in the 2013 third quarter primarily resulted from better than expected claims emergence in short-tail business from more recent underwriting years and in longer-tail business, primarily from older underwriting years. The 2013 third quarter loss ratio also reflected changes in the mix of business including a higher contribution from mortgage business.

The underwriting expense ratio was 31.3% in the 2013 third quarter, compared to 28.5% in the 2012 third quarter. The acquisition expense ratio for the 2013 third quarter was 20.4%, compared to 18.6% for the 2012 third quarter. The comparison of the 2013 third quarter and 2012 third quarter acquisition expense ratios is influenced by, among other things, the mix and type of business written and earned and the level of ceding commissions. The operating expense ratio was 10.9% in the 2013 third quarter, compared to 9.9% in the 2012 third quarter. The 2013 third quarter operating expense ratio reflected an increase in aggregate expenses due, in part, to selected expansion of the reinsurance segment's operating platform, partially offset by the benefit of a higher level of net premiums earned.

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(U.S. dollars in thousands, except share data)

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues
Net premiums written	$839,135	$755,249	$2,602,446	$2,439,093
Change in unearned premiums	(44,135)	(6,558)	(295,860)	(283,434)
Net premiums earned	795,000	748,691	2,306,586	2,155,659
Net investment income	66,083	73,221	200,124	221,126
Net realized gains (losses)	(6,022)	60,391	64,970	139,379

Other-than-temporary impairment losses	(901)	(2,644)	(3,873)	(6,129)
Less investment impairments recognized in other comprehensive income, before taxes	173	265	175	776
Net impairment losses recognized in earnings	(728)	(2,379)	(3,698)	(5,353)

Fee income	526	1,077	1,966	2,426
Equity in net income of investment funds accounted for using the equity method	5,665	24,330	30,429	56,943
Other income (loss)	624	(532)	2,702	(7,905)
Total revenues	861,148	904,799	2,603,079	2,562,275

Expenses
Losses and loss adjustment expenses	427,045	443,871	1,245,101	1,238,771
Acquisition expenses	147,313	128,065	406,582	375,316
Other operating expenses	118,070	113,429	365,661	337,602
Interest expense	5,937	7,378	17,687	22,338
Net foreign exchange losses	40,562	16,959	2,487	5,958
Total expenses	738,927	709,702	2,037,518	1,979,985

Income before income taxes	122,221	195,097	565,561	582,290

Income tax expense	7,396	5,441	17,320	8,110

Net income	114,825	189,656	548,241	574,180

Preferred dividends	5,484	5,484	16,453	19,594
Loss on repurchase of preferred shares	—	—	—	10,612

Net income available to common shareholders	$109,341	$184,172	$531,788	$543,974

Net income per common share
Basic	$0.83	$1.36	$4.05	$4.04
Diluted	$0.80	$1.33	$3.92	$3.93

Weighted average common shares and common share equivalents outstanding
Basic	131,495,296	135,067,360	131,262,309	134,519,046
Diluted	136,034,413	138,696,934	135,680,829	138,235,995

ARCH CAPITAL GROUP LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(U.S. dollars in thousands, except share data)

	(Unaudited)
	September 30, 2013	December 31, 2012
Assets
Investments:
Fixed maturities available for sale, at fair value (amortized cost: $9,671,665 and $9,567,290)	$9,688,345	$9,839,988
Short-term investments available for sale, at fair value (amortized cost: $992,644 and $719,848)	993,375	722,121
Investment of funds received under securities lending, at fair value (amortized cost: $39,793 and $42,302)	42,135	42,531
Equity securities available for sale, at fair value (cost: $418,319 and $298,414)	452,195	312,749
Other investments available for sale, at fair value (cost: $527,435 and $519,955)	528,938	549,280
Investments accounted for using the fair value option	1,139,725	917,466
Investments accounted for using the equity method	226,644	307,105
Total investments	13,071,357	12,691,240

Cash	436,141	371,041
Accrued investment income	64,428	71,748
Investment in joint venture (cost: $100,000)	106,982	107,284
Fixed maturities and short-term investments pledged under securities lending, at fair value	48,361	50,848
Premiums receivable	850,386	688,873
Reinsurance recoverable on unpaid and paid losses and loss adjustment expenses	1,795,888	1,870,037
Contractholder receivables	1,028,772	865,728
Prepaid reinsurance premiums	330,980	298,484
Deferred acquisition costs, net	338,671	262,822
Receivable for securities sold	288,080	19,248
Other assets	570,777	519,409
Total Assets	$18,930,823	$17,816,762

Liabilities
Reserve for losses and loss adjustment expenses	$8,819,419	$8,933,292
Unearned premiums	1,983,408	1,647,978
Reinsurance balances payable	190,721	188,546
Contractholder payables	1,028,772	865,728
Senior notes	300,000	300,000
Revolving credit agreement borrowings	100,000	100,000
Securities lending payable	49,849	52,356
Payable for securities purchased	519,244	37,788
Other liabilities	496,125	522,196
Total Liabilities	13,487,538	12,647,884

Commitments and Contingencies

Shareholders' Equity
Non-cumulative preferred shares	325,000	325,000
Common shares ($0.0033 par, shares issued: 169,350,789 and 168,255,572)	565	561
Additional paid-in capital	283,449	227,778
Retained earnings	5,886,149	5,354,361
Accumulated other comprehensive income, net of deferred income tax	41,955	287,017
Common shares held in treasury, at cost (shares: 35,870,466 and 34,412,959)	(1,093,833)	(1,025,839)
Total Shareholders' Equity	5,443,285	5,168,878
Total Liabilities and Shareholders' Equity	$18,930,823	$17,816,762